October 1, 1995

Ms. Naomi J. Weinstein
Vice President
The Equitable Life Assurance Society
200 Plaza Drive
Secaucus, New Jersey  07096

      Re:  Change of Investment Manager and Establishment of Separate
             Account No. 200 for the ADA Aggressive Equity Fund

Dear Naomi:

At their meeting on August 25, 1995, the ADA Council on Insurance, who are the Trustees of the American Dental Association Members Retirement Trust and the American Dental Association Members Pooled Trust for Retirement Plans, voted to change investment managers for the ADA Program's Aggressive Equity Fund. Therefore, pursuant to action of the undersigned Trustees on August 25, 1995, we instruct The Equitable Life Assurance Society of the United States ("Equitable") to transfer the value in cash of all ADA Program assets out of Equitable's pooled Separate Account No. 3 and into a single-client separate account which will be used solely as the Program's Aggressive Equity Fund. Such transfer of assets shall take place at the close of business on November 30, 1995 or as soon as possible thereafter. We acknowledge that Equitable has established Separate Account No. 200 (the "Separate Account") as the Program's Aggressive Equity Fund. As the committee of the Separate Account (see below), we hereby instruct you to invest all funds transferred or otherwise allocated to the Separate Account in Class A shares of the MFS Emerging Growth Fund (the "MFS Fund").

The Trustees acknowledge that this change will require that the SEC declare effective a new registration statement and that Equitable enter into one or more agreements with the distributor of the MFS Fund.

In connection with the operation of the Separate Account as a funding vehicle of the American Dental Association Members Retirement Program (the "Program"), we have agreed as follows:

PROXY VOTING: As owner of the assets of the Separate Account, Equitable will receive all communications sent to shareholders of the MFS Fund, including proxies for shares held in the Separate Account. Equitable will vote such proxies only in accordance with the instructions received from participants in the Program, or in the case of the American Dental Association Members Pooled Trust for Retirement Plans, from participants or trustees, as the case may be. Equitable will not vote any shares with respect to which no instructions were received.

ACCOUNTING: Alliance Capital Management L.P. ("Alliance") will provide reasonable and customary investment accounting services with respect to the Separate Account of the type that would ordinarily be provided for a separate account which invests in a registered investment company. The cost of the accounting will be borne by the Separate Account as a direct expense.

EXPENSES: Expenses to be incurred in connection with the organization of the Separate Account will initially be paid by Equitable and will be reimbursed from the Separate Account. All other reasonable direct expenses will be deducted from the Separate Account as they are incurred.

COMMITTEE OF THE SEPARATE ACCOUNT: Pursuant to an action of the Chief Investment Officer of Equitable dated September 5, 1995, we hereby designate the Council on Insurance of the ADA consisting of the undersigned persons and their successors, as the committee of the Separate Account.

The committee shall have the power, without further supervision, authorization or approval by the Board of Directors of Equitable or any committee thereof to authorize, approve or review the acquisition and disposition of investments for the Separate Account and to exercise such power directly or to delegate such power to one or more investment managers or advisors who may be authorized by the committee to have any or all of the powers for selecting investments and determining the amount and timing of purchases and sales; provided that Equitable reserves the right to terminate this arrangement in the event that either the investments made by, or directed to be made by, the committee or any other investment manager fail to meet the standard of care required by Section 4240(a)(2)(C) of the New York Insurance Law or this arrangement fails to meet Equitable's reasonable administrative standards.

HOLD HARMLESS PROVISIONS: We will indemnify and hold harmless Equitable and its directors, employees and agents (the "Indemnitees"), from any and all expenses (including attorney's fees), losses, damages, liabilities, demands, charges, and claims of any kind whatsoever, arising directly from or directly attributable to (a) the purchase, holding and sale as instructed by the committee of the Separate Account of the shares of the MFS Fund or any successor or substitute mutual fund as an investment for the Separate Account,
(b) all actions taken or omitted to be taken by us as Trustees or as committee with respect to the Separate Account, and (c) actions taken or omitted to be taken by the Indemnitees on the written instruction of the undersigned or the committee with respect to the Separate Account.

The foregoing indemnification and hold harmless agreement will not be available if the Indemnitee or Indemnitees invoking such agreement has failed to comply with any lawful written instruction of the Trustees or the committee with respect to the aforementioned transactions.

If any claim shall be made or action or proceeding commenced that might give rise to an obligation hereunder, the party being held harmless shall give prompt written notice thereof to us, and, if requested by us, shall permit us, at our sole cost and expense, to assume the defense of such claim, action or proceeding.

Please indicate your agreement with the foregoing by signing and dating the enclosed copy of this letter where indicated and returning it to the undersigned, attention David R. Dwyer.

Sincerely,

Trustees of the American Dental Association Members Retirement Trust and Trustees of the American Dental Association Members Pooled Trust for Retirement Plans

By:___________________________       By:___________________________

By:___________________________       By:___________________________

By:___________________________       By:___________________________

By:___________________________       By:___________________________

By:___________________________       By:___________________________

By:___________________________       By:___________________________

By:___________________________       By:___________________________

By:___________________________       By:___________________________

The foregoing is agreed to this 1st day of October 1995.

The Equitable Life Assurance Society of the United States

By:___________________________
        Naomi J. Weinstein
        Vice President